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EXHIBIT 99.1

                             [LETTERHEAD OF KENMAR]



Dear Clients and Friends:

We are pleased to inform you of some important performance-driven changes to the trader portfolio of Kenmar Performance Partners (KPP), which were effective October 1, 2000. We are excited about these changes and wanted to implement them quickly, given recent trends in the investment environment. As we write this letter, equity returns are less robust, reflecting investors' expectations for a slowdown in the U.S. economy and lower corporate profits. Market forces are shifting in favor of alternative investments such as KPP that can offer the potential of performance non-correlated to that of equities. For your benefit, we provide the following highlights of the portfolio changes to KPP; trader descriptions are attached.

Probably the most significant change, in terms of allocated assets, is the elimination of three traders from the portfolio: Dennis Trading Group, Hirst Investment Management and Computerized Trading Corporation.

With the exit of these traders from the KPP portfolio, we have added three new ones to the mix (IXORCAP, Clarke Capital Management and Winton Capital Management), decreased the allocation to one of the existing traders (Crabel Capital Management) and incorporated an overlay strategy (Stonebrook's Volatility Hedge Program or VHP) designed to improve risk-adjusted return of the portfolio's trend followers.

As restructured, KPP is now a more broadly diversified portfolio both in terms of markets traded and strategy employed. Crabel and IXORCAP focus exclusively on short-term price movements. At the other end of the time spectrum, Clarke and Winton look for intermediate and long-term price trends. The VHP overlay operates as a hedge against trend-following positions which may be at high risk for a trend reversal.

We believe these changes offer the opportunity for superior risk-adjusted returns. We thank you for your loyalty during what has been a disappointing performance stretch.

Sincerely,

/s/ Esther E. Goodman

Esther Eckerling Goodman
Chief Operating Officer and Senior Executive Vice President
Kenmar Advisory Corp.,
General Partner of Kenmar Performance Partners, L.P.